Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
CONTACT:           Gloria Barone, 215.761.4758
Gloria.barone@cigna.com

Mary Hoeltzel Named CIGNA Chief Accounting Officer

PHILADELPHIA – July 6, 2009 – CIGNA (CI: NYSE) today named Mary T.  Hoeltzel as vice president and chief accounting officer, effective July 2, 2009, succeeding Annmarie Hagan, who became CIGNA's chief financial officer in late May.  In this role, Hoeltzel will be responsible for enterprise accounting, internal and external financial reporting, and related analysis.  Hoeltzel will partner closely with the business on financial reporting initiatives, accounting analysis and related matters.

A certified public accountant, Hoeltzel has served as CIGNA's deputy chief accounting officer since September 2007. “Mary has consistently demonstrated the leadership skills, financial and business acumen, and strategic insight necessary for this important role,” Hagan said.

Prior to joining CIGNA, Hoeltzel served in a number of financial management positions at General Electric. She was the chief financial officer of the GE Trailer Fleet Services/Modular Space Division from 2005 to 2007.  From 2002 to 2005, Hoeltzel was with GE Money Americas, where she was the chief financial officer of the retailer consumer finance business   From 1999 to 2002, Hoeltzel had full controllership responsibility for the retailer consumer finance business, including oversight of internal audit.  Hoeltzel gained experience throughout her tenure at GE in restructuring, securitizations, internal and external reporting, internal compliance, and Six Sigma project design and implementation.

Earlier in her career, Hoeltzel held a number of senior level finance roles with the Melville Corporation and with KPMG, where she progressed to senior management.

Hoeltzel earned her bachelor’s degree in economics and philosophy at Marymount College and an M.B.A. at Pace University.

About CIGNA
CIGNA (NYSE:CI), a global health service company, is dedicated to helping people improve their health, well-being and security.  CIGNA Corporation's operating subsidiaries provide an integrated suite of medical, dental, behavioral health, pharmacy and vision care benefits, as well as group life, accident and disability insurance, to more than 46 million people throughout the United States and around the world. To learn more about CIGNA, visit www.cigna.com.  To sign up for email alerts or an RSS feed of company news log on to http://newsroom.cigna.com/section_display.cfm?section_id=18.

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